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EXHIBIT 4.6

                                ESCROW AGREEMENT

                  THIS ESCROW AGREEMENT (this "Agreement") is made as of March 1, 1999 by and among TELESERVICES INTERNATIONAL GROUP INC., a corporation incorporated under the laws of the State of Florida (the "Company"), the Investors signatory hereto (each an "Investor" and together the "Investors"), and Epstein Becker & Green, P.C., (the "Escrow Agent"). Capitalized terms used but not defined herein shall have the meanings set forth in the Debenture Purchase Agreement referred to in the first recital.

                              W I T N E S S E T H:

                  WHEREAS, each Investor will be purchasing from the Company Convertible Debentures (each a "Debenture"), at the purchase price set forth in the Debenture Purchase Agreement (the "Purchase Agreement") dated the date hereof between the Investor and the Company, which will be issued as per the terms contained herein and in the Purchase Agreement; and

                  WHEREAS, it is intended that the purchase of the securities be consummated in accordance with the requirements set forth by Section 4(2), 4(6) and/or Regulation D promulgated under the Securities Act of 1933, as amended; and

                  WHEREAS, the Company and each Investor have requested that the Escrow Agent hold the Purchase Price in escrow until the Escrow Agent has received the Convertible Debentures and certain other closing documents specified herein;

                  NOW, THEREFORE, in consideration of the covenants and mutual promises contained herein and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE 1

                               TERMS OF THE ESCROW

                  1.1 The parties hereby agree to establish an escrow account with the Escrow Agent whereby the Escrow Agent shall hold the funds for the purchase of the Convertible Debentures at the Closing as contemplated by the Purchase Agreement, and shall hold the relevant documents.

                  1.2 Upon Escrow Agent's receipt of the executed Purchase Agreement and the Purchase Price into its attorney trustee account from the Investor(s), it shall notify the Company, or the Company's designated attorney or agent, of the amount of funds it has received into its account. The wire transfer instructions for the Escrow Agent's attorney trustee account are as follows:

                  Epstein Becker & Green, P.C.
                  Master Escrow Account
                  Chase Manhattan Bank
                  1411 Broadway -5th Floor
                  New York, NY 10018
                  Account No. 035-1-346036
                  ABA No. 021000021
                  Account Representative: Lenny Borneo



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                  1.3 The Company, upon receipt of said notice, shall deliver to the Escrow Agent the certificates representing the Convertible Debentures to be issued to each Investor together with:

                           (i)      the original executed Purchase Agreement;
                                    and

                           (ii) the original executed opinion of, or reliance letter from, Futro & Trauernicht LLC, in the form of Exhibit D to the Purchase Agreement.

                           In the event that the foregoing items are not in the
Escrow Agent's possession within three (3) Business Days of the Escrow Agent notifying the Company that the Escrow Agent has custody of the Purchase Price, then each Investor shall have the right to demand the return of said sum.

                  1.4 At the Closing, once Escrow Agent has received all of the foregoing items, it shall immediately wire that amount of funds necessary to purchase the Convertible Debentures per the written instructions of the Company, net of 13% of the Purchase Price, which shall be paid as directed by Grady & Hatch and Co., Inc. and the sum of $2,500 per Investor to the Escrow Agent as payment in full of the Escrow Agent's fees and expenses hereunder. Once the net funds (as set forth above) have been sent per the Company's instructions, the Escrow Agent shall then arrange to have the Convertible Debenture certificates, a counterpart of the Purchase Agreement and the opinion of counsel delivered as per instructions from the Investor(s).

                                    ARTICLE 2
                                  MISCELLANEOUS

                  2.1 No waiver or any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed any extension of the time for performance of any other obligation or act.

                  2.2 All notices or other communications required or permitted hereunder shall be in writing, and shall be sent by fax, overnight courier, registered or certified mail, postage prepaid, return receipt requested, and shall be deemed received upon receipt thereof, as follows:

                           (a) TeleServices International Group Inc. 100 Second Avenue, Suite 1000
                                    St. Petersburg, Florida  33701
                                    Attention:  Robert P. Gordon, Chairman
                                    Telephone:  (727) 897-4000
                                    Facsimile:  (727) 896-4206

or to such other person at such other place as the Company shall designate to the Investor(s) in writing;

                           (b)      if to Escrow Agent, to
                                    Epstein Becker & Green, P.C.
                                    250 Park Avenue
                                    New York, NY 10177
                                    Attn: Joseph A. Smith
                                    Telephone:  (212)351-4924
                                    Facsimile:  (212) 661-0989


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                           (c)      if to the Investor:
                                    As set forth in the Purchase Agreement

                  2.3 This Escrow Agreement shall be binding upon and shall inure to the benefit of the permitted successors and permitted assigns of the parties hereto.

                  2.4 This Escrow Agreement is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto. This Escrow Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the parties to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein.

                  2.5 Whenever required by the context of this Escrow Agreement, the singular shall include the plural and masculine shall include the feminine. This Escrow Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if all parties had prepared the same. Unless otherwise indicated, all references to Articles are to this Escrow Agreement.

                  2.6 The parties hereto expressly agree that this Escrow Agreement shall be governed by, interpreted under and construed and enforced in accordance with the laws of the State of New York. Any action to enforce, arising out of, or relating in any way to, any provisions of this Escrow Agreement shall brought through the American Arbitration Association at the designated locale of New York, New York as is more fully set forth in the Purchase Agreement.

                  2.7 The Escrow Agent's duties hereunder may be altered, amended, modified or revoked only by a writing signed by the Company, each Investor and the Escrow Agent.

                  2.8 The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by the Escrow Agent to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be personally liable for any act the Escrow Agent may do or omit to do hereunder as the Escrow Agent while acting in good faith, and any act done or omitted by the Escrow Agent pursuant to the advice of the Escrow Agent's attorneys-at-law shall be conclusive evidence of such good faith.

                  2.9 The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree, the Escrow Agent shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

                  2.10 The Escrow Agent shall not be liable in any respect on account of the identity, authorization or rights of the parties executing or delivering or purporting to execute or deliver the Purchase Agreement or any documents or papers deposited or called for thereunder.

                  2.11 The Escrow Agent shall be entitled to employ such legal counsel and other experts as the Escrow Agent may deem necessary properly to advise the Escrow Agent in connection with the Escrow Agent's duties hereunder, may rely upon the advice of such counsel, and may pay such counsel reasonable



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compensation therefor. THE ESCROW AGENT HAS NOT ACTED AS LEGAL COUNSEL FOR THE
INVESTORS OR THE COMPANY. THE ESCROW AGENT HAS ACTED AS COUNSEL FOR OTHER PERSONS WHO HAVE PREVIOUSLY PURCHASED CONVERTIBLE DEBENTURES FROM THE COMPANY, TO WHICH REPRESENTATION THE COMPANY AND THE INVESTORS HEREBY CONSENT.

                  4.12 The Escrow Agent's responsibilities as escrow agent hereunder shall terminate if the Escrow Agent shall resign by written notice to the Company and the Investors. In the event of any such resignation, the Investor and the Company shall appoint a successor Escrow Agent.

                  4.13 If the Escrow Agent reasonably requires other or further instruments in connection with this Escrow Agreement or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

                  4.14 It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the documents or the escrow funds held by the Escrow Agent hereunder, the Escrow Agent is authorized and directed in the Escrow Agent's sole discretion (1) to retain in the Escrow Agent's possession without liability to anyone all or any part of said documents or the escrow funds until such disputes shall have been settled either by mutual written agreement of the parties concerned by a final order, decree or judgment or a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but the Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings or
(2) to deliver the escrow funds and any other property and documents held by the Escrow Agent hereunder to a state or federal court having competent subject matter jurisdiction and located in the State and City of New York in accordance with the applicable procedure therefor.



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                  4.15 The Company and the Investors agree jointly and severally to indemnify and hold harmless the Escrow Agent and its partners, employees, agents and representatives from any and all claims, liabilities, costs or expenses in any way arising from or relating to the duties or performance of the Escrow Agent hereunder or the transactions contemplated hereby or by the Purchase Agreement other than any such claim, liability, cost or expense to the extent the same shall have been determined by final, unappealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Escrow Agent.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of March 1, 1999.


                                   TELESERVICES INTERNATIONAL GROUP INC.



                                   By:
                                      -----------------------------------------


                                   INVESTOR:


                                   By:
                                      -----------------------------------------
                                             Authorized Signatory


                                   ESCROW AGENT:

                                   EPSTEIN BECKER & GREEN, P.C.


                                   By:
                                      -----------------------------------------






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